News Release
NASDAQ STOCK MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	November 22, 2010

Macatawa Bank Names New Chief Credit Officer

Holland, Mich., Nov. 22, 2010 - Macatawa Bank Corporation (NASDAQ: MCBC) today announced the appointment of Craig A. Hankinson as Senior Vice President and Chief Credit Officer. In this position, Hankinson will have oversight for Macatawa's credit administration and credit approval process, loan policies and procedures, and work to ensure the overall quality of the Bank's lending portfolio.

Hankinson has more than 20 years of credit and lending experience in the West Michigan and broader Midwest regional market. Most recently, he served as Senior Credit Officer of the business banking group for Fifth Third Bancorp. Previously, he served as Senior Affiliate Credit Officer, also with Fifth Third, where he directed a commercial loan portfolio comprising middle market, commercial real estate and business banking credit relationships. Earlier in his career, he held retail, private and commercial banking positions with AmeriBank and Comerica. Hankinson earned a bachelor's degree in business administration from Davenport College in Grand Rapids.

"We are very pleased to welcome Craig to Macatawa's leadership team," said Macatawa Bank CEO Ronald L. Haan. "We're looking forward to drawing on his credit risk management expertise and veteran industry perspective. Craig shares our commitment to a very disciplined and conservative credit approach that remains focused on improving the quality of our lending portfolios."

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  Services include commercial, consumer and real estate financing; business and personal deposit services; ATMs and Internet banking services; trust and employee benefit plan services and various investment services. The bank is recognized for its local management team and decision making, along with providing customers excellent service and superior financial products.

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